Exhibit 99.1
News Release
Visit our web site at: www.streamlinehealth.net
FOR IMMEDIATE RELEASE
STREAMLINE HEALTH APPOINTS RICK LEACH AS
SENIOR VICE PRESIDENT AND CHIEF MARKETING OFFICER
Cincinnati, Ohio — March 14, 2011 — Streamline Health Solutions, Inc. (NasdaqCM: STRM), a market leading provider of document workflow solutions for hospitals, announced today that Rick Leach has been appointed Senior Vice President and Chief Marketing Officer effective March 14, 2011. With more than 20 years of executive level experience, Mr. Leach brings to Streamline Health an extensive background in developing and marketing healthcare information and technology products and services.
Mr. Leach was most recently Senior Vice President of Health Solutions for A.D.A.M., Inc., a leading provider of consumer health information programs and decision support tools, with responsibility for strategic direction and growth of the products and business unit, including evaluation of business partnerships and channel optimization. A.D.A.M., Inc. recently merged with Ebix, Inc. (Nasdaq: EBIX), a leading international supplier of On-Demand software and e-commerce services to the insurance industry.
Mr. Leach has also served as Vice President and General Manager for Medical Management Systems for McKesson Health Solutions, the leading provider of enterprise medical call center software and services, voice response systems, patient assessment and education systems and related programs for healthcare providers and payors. His responsibilities included P&L management, sales, product marketing, product development, introduction of new products to market, and management of all functional areas. Additionally, Mr. Leach has served as a consultant and has held executive positions at a number of privately-held healthcare technology companies during his career. Mr. Leach holds a Bachelor of Science degree in Business-Marketing from the University of Maryland.
“We are pleased to have an industry leader the caliber of Rick Leach join us at Streamline Health,” commented Robert Watson, president and chief executive officer of Streamline Health Solutions. Rick’s extensive knowledge and contacts within the healthcare industry will be invaluable as we continue to drive penetration into our core markets, as well as enhance our product footprint within our current client base and the healthcare industry nationwide.”
Mr. Leach stated, “I look forward to working with Bob Watson and the entire team at the Company in the coming years to enhance the market leading position of Streamline Health in the industry. This company has a tradition of innovation that has produced leading-edge products and services that drive substantial operational and financial improvements in medical institutions large and small throughout the country. I’m excited to join Streamline Health Solutions at this important point in its development.”
In connection with Mr. Leach’s hiring, he will receive 10,000 shares of Streamline Health common stock. Mr. Leach will also receive an option grant for 200,000 shares of Streamline Health common stock, with an exercise price equal to the greater of $2.00 per share or the fair market value of a share of Streamline Health common stock on the date of grant. This option will vest during the first three years of employment. The share and option awards described in this paragraph are inducement grants, pursuant to Nasdaq Marketplace Rule 5635(c)(4).

About Streamline Health
Streamline Health is a leading supplier of document workflow and document management tools, applications and services that assist strategic business partners and healthcare organizations to improve operational efficiencies through business process optimization. The Company provides integrated tools and technologies for automating document-intensive environments, including document workflow, document management, e-forms, connectivity, optical character recognition (OCR) and business process integration.
Streamline Health’s solutions create a permanent document-based repository of historical health information that is complementary and can be seamlessly integrated with existing disparate clinical, financial and administrative information systems, providing convenient electronic access to all forms of patient information from any location, including secure web-based access. For additional information, please visit our website at http://www.streamlinehealth.net.
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995
Statements made by Streamline Health Solutions, Inc. that are not historical facts are forward-looking statements that are subject to risks and uncertainties and are no guarantee of future performance. The forward looking statements contained herein are subject to certain risks, uncertainties and important factors that could cause actual results to differ materially from those reflected in the forward-looking statements, included herein. These risks and uncertainties include, but are not limited to, the timing of contract negotiations and execution of contracts and the related timing of the revenue recognition related thereto, the potential cancellation of existing contracts or clients not completing projects included in the backlog, the impact of competitive products and pricing, product demand and market acceptance, new product development, key strategic alliances with vendors that resell the Company’s products, the ability of the Company to control costs, availability of products obtained from third party vendors, the healthcare regulatory environment, potential changes in legislation, regulation and government funding affecting the healthcare industry, healthcare information systems budgets, availability of healthcare information systems trained personnel for implementation of new systems, as well as maintenance of legacy systems, fluctuations in operating results, effects of critical accounting policies and judgments, changes in accounting policies or procedures as may be required by the Financial Accountings Standards Board or other similar entities, changes in economic, business and market conditions impacting the healthcare industry, the markets in which the Company operates and nationally, and the Company’s ability to maintain compliance with the terms of its credit facilities, and other risks detailed from time to time in the Streamline Health Solutions, Inc. filings with the U. S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Company Contact:	Investor Contact:
Streamline Health Solutions	Lytham Partners, LLC
Melissa Vincent	Joe Diaz, Robert Blum, Joe Dorame
Marketing Communications	(602) 889-9700
(513) 794-7100	STRM@lythampartners.com
Melissa.Vincent@streamlinehealth.net
CONTACT: Melissa Vincent, Marketing Communications of Streamline Health Solutions, Inc., +1-513-794-7100, Melissa.Vincent@streamlinehealth.net; or Investors, Joe Diaz, Robert Blum, or Joe Dorame, all of Lytham Partners, LLC, +1-602-889-9700, STRM@lythampartners.com, for Streamline Health Solutions, Inc.